CODE OF ETHICS

FOR

STEPSTONE PRIVATE INFRASTRUCTURE FUND

STEPSTONE GROUP PRIVATE WEATH LLC

Section I	Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of StepStone Private Infrastructure Fund (the “Fund”) and StepStone Group Private Wealth LLC, the Fund’s investment adviser (the “Adviser”), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duty to the Fund, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. All Access Persons must read this Code of Ethics.

The Code is based on the principle that the trustees and officers of the Fund, and the managers, partners, officers, employees and shared employees of the Adviser, who provide services to the Fund, owe a fiduciary duty to the Fund to conduct their personal securities transactions in a manner that does not interfere with the Fund’s transactions or otherwise take unfair advantage of their relationship with the Fund. All Access Persons are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Access Person who is affiliated with the Adviser or another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by the Adviser or such other investment adviser.

All Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Fund and its shareholders. In sum, all Access Persons shall place the interests of the Fund before their own personal interests.

Section II	Definitions

(A)     “Access Person” means any director, trustee, officer, general partner or Advisory Person (as defined below) of the Fund or the Adviser.

(B)     An “Advisory Person” of the Fund or the Adviser means: (i) any director, trustee, officer, general partner or employee of the Fund or the Adviser, or any Fund in a Control (as defined below) relationship to the Fund or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; (ii) any natural person in a Control relationship to the Fund or the Adviser, who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund and (iii) any other person deemed to be an Advisory Person by the Chief Compliance Officer.

(C)     “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(D)     “Chief Compliance Officer” means the Chief Compliance Officer of the Fund (who also may serve as the compliance officer of the Adviser and/or one or more affiliates of the Adviser) and his or her delegate.

(E)     “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(F)     “Covered Security” means a security as defined in Section 2(a)(36) of the Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Except that “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G)     “Independent Trustee” means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

(H)     “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(I)     “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(J)     “Security Held or to be Acquired” by the Fund means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (F).

(K)     “17j-1 Organization” means the Fund or the Adviser, as the context requires.

Section III	Objective and General Prohibitions

Access Persons may not engage in any investment transaction under circumstances in which such Access Person benefits from or interferes with the purchase or sale of investments by the Fund. In addition, Access Persons may not use information concerning the investments or investment intentions of the Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Fund. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Fund, or any affiliated person of the Adviser, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund to:

(i)	employ any device, scheme or artifice to defraud the Fund;

(ii)

make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(iv)	engage in any manipulative practice with respect to the Fund.

Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV	Prohibited Transactions

(A)     Other than securities purchased or acquired by a fund affiliated with the Fund and pursuant to an exemptive order under Section 57(i) of the Act permitting certain types of co-investments, an Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Fund has purchased or sold such Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell such Covered Security in the next 15 calendar days; or (2) the Adviser has within the last 15 calendar days considered purchasing or selling such Covered Security for the Fund or within the next 15 calendar days intends to consider purchasing or selling such Covered Security for the Fund.

(B)     No Access Person may purchase a Covered Security without first obtaining preapproval from the Chief Compliance Officer of the Fund. From time to time, the Chief Compliance Officer of the Fund or the Adviser may exempt individual Covered Securities or categories of Covered Securities from this requirement.

(C)     Access Persons of the Fund or the Adviser must obtain approval from the Fund or the Adviser, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering, except when such securities are acquired by a fund affiliated with the Fund and pursuant to an exemptive order under Section 57(i) of the Act permitting certain types of co-investments. Such approval must be obtained from the Chief Compliance Officer, unless he or she is the person seeking such approval, in which case it must be obtained from the President of the 17j-1 Organization.

(D)     No Access Person shall recommend any transaction in any Covered Securities by the Fund without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer, except when such securities transactions are to be made by a fund affiliated with the Fund and pursuant to an exemptive order under Section 57(i) of the Act permitting certain types of co-investments; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Section V	Reports by Access Persons

(A)     Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a direct or indirect Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. Such report is hereinafter called a “Personal Securities Holdings Report.” Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

(B)     Quarterly Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any direct or indirect Beneficial Ownership. Such report is hereinafter called a “Quarterly Securities Transaction Report.” A Quarterly Securities Transaction Report shall be in the form approved by the Chief Compliance Officer.

(C)     Independent Trustees.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Trustee who would be required to make a report under this Section V solely by reason of being a trustee of the Fund is not required to file a Personal Securities Holding Report upon becoming a trustee of the Fund or annually thereafter. Such Independent Trustee also need not file a Quarterly Securities Transaction Report unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the trustee such Covered Security is or was purchased or sold by the Fund or the Fund or the Adviser considered purchasing or selling such Covered Security.

(D)     Brokerage Accounts and Statements.

Access Persons, except Independent Trustees, shall:

(1)     instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer.

(2)     on an annual basis, certify that they have complied with the requirements of (1) above.

(E)     Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(F)     Responsibility to Report.

Access Persons will be informed of their obligations to report, however, it is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Fund, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(G)     Where to File Reports and Forms.

(1)     All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports, as well as Private Fund Securities and IPO Request and Reporting Forms, must be filed with the Chief Compliance Officer.

(2)     The Chief Compliance Officer may, from time to time, adopt new methods to submit all Quarterly Securities Transaction Reports and Personal Securities Holdings Reports, as well as Private Fund Securities and IPO Request and Reporting Forms. These new methods, which could include electronic submission of information equivalent to the information currently required under this Code, will be deemed to satisfy the reporting obligations under this Code.

(H)     Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI	Annual Certification

(A)     Access Persons.

Access Persons who are directors, trustees, managers, partners, officers or employees of the Fund or the Adviser shall be required to certify annually that they have read this Code, and that they understand the applicable code and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

(B)     Board Review.

No less frequently than annually, the Fund and the Adviser must furnish to the Fund’s board of trustees, and the board must consider, a written report that: (A) describes any material issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to violations; and (B) certifies that the Fund or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VII	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j1 and this Code. The sanctions to be imposed shall be determined by the board of trustees, including a majority of the Independent Trustees, provided, however, that with respect to violations by persons who are directors, managers, partners, officers or employees of the Adviser (or of a Fund that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.

Adopted: May 25, 2023

STEPSTONE PRIVATE INFRASTRUCTURE FUND

Rule 17j-1 Certification

Pursuant to Rule 17j-1(c)(1)(ii) under the Investment Company Act of 1940, as amended (the “1940 Act”), the undersigned hereby certifies to the Board of Trustees of StepStone Private Infrastructure Fund (the “Fund”) that the Fund, StepStone Group Private Wealth LLC, the adviser to the Fund, and StepStone Group Real Assets LP, the sub-adviser to the Fund, have adopted procedures that are reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act) from violating their Codes of Ethics.

Date: May 25, 2023

By:	/s/ Christopher Ancona
Title:	Chief Compliance Officer